December 31, 2008

William J. Caragol
c/o VeriChip Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445

Dear Bill:

VeriChip Corporation, a Delaware corporation (the “Company”), desires to retain your consulting services from January 1, 2009 through July 31, 2009. You will serve as the Company’s Acting Chief Financial Officer and perform all customary functions of a Chief Financial Officer, including oversight of the Company’s periodic reporting to the Securities and Exchange Commission, executing the certifications to the Company’s annual and quarterly reports, and any other responsibilities that the Company’s Chairman of the Board and you determine to be reasonable in the future.

Upon the execution of this letter agreement, all of the compensation-related plans currently in place between the Company and you, including the letter agreement between the Company and you, dated May 15, 2008 (the “May 15, 2008 Letter Agreement”), will be superseded by the provisions set forth below and will have no further force or effect; provided, however, that Section 7 of the May 15, 2008 Letter Agreement shall survive, and you shall remain subject to that provision. Notwithstanding the foregoing, you shall be entitled to base salary and health benefits through and including December 31, 2008.

1.
Salary – You hereby elect to accept 518,519 restricted shares of the Company’s common stock as compensation (in lieu of cash compensation) for consulting services rendered to the Company from January 1, 2009 through July 31, 2009. These shares will be issued upon the later to occur of (i) stockholder approval of the Company’s Amended and Restated 2007 Stock Incentive Plan (the “Amended and Restated 2007 Plan”) or (ii) the filing of the Form S-8, as amended, to reflect the Amended and Restated 2007 Plan. These shares will be subject to risk of forfeiture only in the event that the Company terminates you for Cause. “Cause” is defined as (i) your conviction of a felony; (ii) your being prevented from providing services to the Company under this letter agreement as a result of your violation of any law, regulation and/or rule; or (iii) your non-performance or non-observance in any material respect of any requirement with respect to your obligations under this letter agreement. Unless vesting is accelerated due to the occurrence of a Change in Control (as defined in the Amended and Restated 2007 Plan) and due to the Company’s termination of this letter agreement without Cause, these shares will vest according to the following schedule: 20% shall vest upon the later to occur of stockholder approval of the Amended and Restated 2007 Plan or the filing of the Form S-8, as amended, to reflect the Amended and Restated 2007 Plan; 40% shall vest on April 1, 2009; and 40% shall vest on July 31, 2009.

2.
Term – This letter agreement will be in effect from the date of execution until July 31, 2009, unless the term is amended upon the mutual agreement of Mr. Silverman (the Company’s Executive Chairman) and you or unless earlier terminated as provided herein. Subject to Section 1 of this letter agreement, the Company may terminate this letter agreement upon 30 days’ prior written notice to you. However, you may not terminate this letter agreement prior to the expiration of the term.

3.	Benefits – All health and other benefits that are currently provided to you by the Company will cease as of January 1, 2009.

4.
Equipment – You will be entitled to keep the laptop, printer and monitor that you currently use. All Company files on your laptop are the property of the Company and shall be returned to the Company upon the termination of this letter agreement.

5.
Governing Law and Venue – The internal substantive laws of the State of Florida, excluding its conflict and choice of law principles, shall govern all questions related to the execution, construction, validity, interpretation and performance of this letter agreement and to all other issues and claims arising under or related to it. Any action to enforce the terms of this letter agreement shall be brought in a court of competent jurisdiction located in West Palm Beach, Florida.

6.
Severability – The provisions of this letter agreement are fully severable. Therefore, if any provision of this letter agreement is for any reason determined to be invalid or unenforceable, such invalidity or unenforceability will not affect the validity or enforceability of any of the remaining provisions. Furthermore, any invalid or unenforceable provisions will be modified or restricted to the extent, and in the manner, necessary to render the same valid and enforceable, or, if such provision cannot under any circumstances be modified or restricted, it will be excised from the agreement without affecting the validity or enforceability of any of the remaining provisions.

7.
Entire Agreement – This letter agreement sets forth the entire agreement between the parties hereto, and supersedes any prior agreements between the parties hereto pertaining to the subject matter of this letter agreement. As indicated above, however, Section 7 of the May 15, 2008 Letter Agreement shall survive, and you shall remain subject to that provision.

8.
No Representations – The parties to this letter agreement acknowledge that, except as set forth herein, no representations of any kind or character have been made by any other party or the party’s agents, representatives, or attorneys to induce the execution of this letter agreement. It is further understood and agreed that you have not relied upon any advice whatsoever from the Company or the Company’s attorneys in agreeing to enter into this letter agreement.

9.	No Modification and Waiver – No modification or waiver of the terms of this letter agreement shall be effective, unless it appears in a writing signed by both parties to this letter agreement.

10.
Interpretation of Agreement – The language of all parts in this letter agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party to this letter agreement notwithstanding any later-claimed ambiguities.

11.
Successors and Assigns – This letter agreement will be binding upon, and will inure to the benefit of, you and your personal and legal representatives, heirs, devisees, executors, successors, and assigns, and the Company and its successors and assigns.

12.
Counterparts – This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Furthermore, signatures delivered via facsimile transmission shall have the same force and effect as the originals thereof, except that any party to this letter agreement has the right to insist on receipt of the original signature of the other party before complying with its own obligations under this letter agreement.

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Sincerely,	Accepted by:
VERICHIP CORPORATION
/s/ Scott R. Silverman	/s/ William J. Caragol

Scott R. Silverman Executive Chairman	William J. Caragol President and Chief Financial Officer